Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

February 16, 2021

Hellman & Friedman Advisors LLC

415 Mission Street, Suite 5700

San Francisco, California 94105

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction involving At Home Group Inc. (together with all its subsidiaries, the "Company") and Hellman & Friedman Advisors LLC ("you") (such possible transaction between the Company and you, the "Transaction"), the Company is prepared to make available to you certain non-public, confidential or proprietary information concerning the Company. The execution and delivery by you of this letter agreement (this "Agreement") is a condition to such information being furnished to you.

1. Definitions.

1.1	The term "Representatives" means, with respect to any person, the person's affiliates and its and their respective directors, officers, employees, advisors, consultants and other representatives (including, without limitation attorneys and accountants), and, with the prior consent of the Company (acting through the Special Committee of the Board of Directors of the Company), financial advisors, potential sources of debt or equity financing (and only if such equity financing source enters into a separate confidentiality agreement directly with the Company regarding the Transaction on terms acceptable to the Company), and in each case, their respective affiliates and representatives, and with respect to you, solely, in each case, limited to those of such persons who have been provided with Evaluation Material by you or on your behalf pursuant hereto. All references to your Representatives in this Agreement shall, other than in the case of your directors, officers and employees, only apply to your Representatives to the extent they are acting on your behalf or at your direction.

1.2	The term "Evaluation Material" means all information (whether written, verbal, electronic, visual or otherwise) concerning the Company, its businesses, products, strategies, financial condition, operations, assets and/or liabilities (and whether prepared by the Company, its advisors or otherwise) that has previously been furnished to you or your Representatives or is furnished pursuant hereto to you or any of your Representatives by or on behalf of the Company or any of its Representatives, and includes all data, reports, interpretations, forecasts, business plans and records, financial or otherwise, concerning the Company, that the Company or any of its Representatives provides to you pursuant hereto as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, such information furnished to you or your Representatives. The term "Evaluation Material" shall also be deemed to include Transaction Information (as defined below). The term "Evaluation Material" does not include information that (i) was or becomes available to the public (other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement or the Prior Agreement (as defined herein)), (ii) was within your or any of your Representatives' possession (as can be reasonably demonstrated by you or such Representative) prior to it being furnished to you or any of your Representatives by or on behalf of the Company pursuant hereto or pursuant to the Prior Agreement, provided that such information is not known by you or such Representative to be subject to any contractual, legal or fiduciary obligation of confidentiality to the Company, (iii) was or becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or such Representative to be subject to any contractual, legal or fiduciary obligation of confidentiality to the Company in respect of such information, or (iv) was or is independently developed by you or any of your Representatives without the use of Evaluation Material.

1.3	The term "Transaction Information" means all information that if disclosed would indicate (i) that this Agreement or the Prior Agreement exists, (ii) that you and the Company have previously considered or are considering a Transaction, (iii) that any investigations, discussions or negotiations have taken place or are taking place concerning a possible Transaction, (iv) that you or your Representatives have requested or received any Evaluation Material, or (v) any of the terms, conditions or other facts or information with respect to a possible Transaction or such investigations, discussions, or negotiations, including the status thereof or any opinion or view with respect to the Company, any of its affiliates or the Evaluation Material. The term "Prior Agreement" means the confidentiality agreement dated February 7, 2019, as amended, between you and the Company.

1.4	The term "person" shall be broadly interpreted to include the media and any individual, corporation, partnership, limited liability company, group, association or other entity as well as any judicial, administrative, legislative, regulatory or self-regulatory body.

2.	Nondisclosure and Use of Evaluation Material.

2.1	Nondisclosure and Use of Evaluation Material. You and your Representatives shall: (i) use the Evaluation Material solely for the purpose of evaluating your possible participation in the Transaction, (ii) keep the Evaluation Material confidential, (iii) not use the Evaluation Material, directly or indirectly, in any way that is detrimental to the Company or any of its affiliates (it being understood that the use of Evaluation Material for purposes of determining the terms of any proposal from you or whether to make any such proposal or in connection with the negotiation of terms of any Transaction agreement shall not be considered a use "detrimental to the Company or any of its affiliates" for purposes of this clause (iii)), and (iv) not disclose any of the Evaluation Material to any person in any manner whatsoever; provided, that (a) you and your Representatives may make any disclosure of such information to which the Company (acting through the Special Committee of the Board of Directors of the Company) gives its prior written consent, (b) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating your possible participation in the Transaction, and who are advised of the confidentiality and other obligations that attach to the Evaluation Material, and (c) you and your Representatives may disclose that information which, on the advice of counsel, is required to be disclosed by law, regulation or the rules of any exchange to which you or such Representative are subject or pursuant to a demand, audit or inquiry by any judicial, administrative, legislative, regulatory, bank examiner or self-regulatory body or pursuant to mandatory professional ethics rules applicable to accounting firms (which requirement or demand shall not have been caused by any act of yours or your Representatives in violation of this Agreement) ("Law"), but in such case only in accordance with the specifications delineated in Section 2.3 below. You hereby agree that you will be responsible for any breach of this Agreement by any of your Representatives, other than those of your Representatives who have entered into a separate confidentiality agreement with the Company or Representatives (other than your directors, officers or employees) who have executed a form substantially similar to Annex A attached hereto, with any substantive changes approved by the Company prior to execution thereof. You and your Representatives agree, to the extent permissible by Law, to notify the Company promptly upon discovery by your or your Representatives' (as applicable) legal personnel of any material unauthorized use or disclosure of the Evaluation Material by you or such Representatives in breach of this Agreement.

2.2	Agreements with Third Parties. You represent that in considering the Transaction and reviewing the Evaluation Material, you and your Representatives are acting solely on your own behalf and not as part of a group with any third parties other than Bain Capital Private Equity, LP ("Bain"). Except for agreements, arrangements or understandings with Bain, you will not, directly or indirectly, except with the prior written consent of the Company (acting through the Special Committee of the Board of Directors of the Company), enter into any oral or written agreement, arrangement or understanding with any other person, or approach or have discussions with any person that would reasonably be expected to lead to the same regarding the possibility of joining in a combined proposal for a Transaction involving the Company, and you represent and warrant that neither you nor any of your Representatives have entered into any such agreement, arrangement, understanding or discussions prior to the date hereof. You will not enter into any agreement, arrangement or understanding that, directly or indirectly, precludes either you or Bain from pursuing a Transaction independently of the other. You further agree that neither the Company nor any of its affiliates will be obligated to pay any fees on your behalf to any broker, finder or other parties claiming to represent you in connection with a Transaction. Without limiting the generality of the nondisclosure provisions contained herein, you acknowledge and agree that you are not acting and shall not act as a broker or agent in respect of the Company or using any of the Evaluation Material provided to you.

2.3	Compulsory Disclosure. In the event that you or any of your Representatives are required by Law to disclose any of the Evaluation Material, you or such Representative shall, to the extent permissible by Law, provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy (in each case, at the Company's expense) and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of counsel, required by Law to disclose Evaluation Material, you or your Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises is required by Law to be disclosed (and any such disclosure shall be made only to such persons to whom such counsel advises such information is required by Law to be disclosed), provided that you or such Representative exercise commercially reasonable efforts (at the Company's expense) to preserve the confidentiality of the Evaluation Material, including, without limitation, by reasonably cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. Notwithstanding anything to the contrary in this Agreement, you and your Representatives may, without notice to the Company, disclose Evaluation Material, and need not comply with the preceding provisions set forth in this Section, if such disclosure is made to a governmental or regulatory agency or authority having jurisdiction over you or such Representative in connection with an examination, proceeding or request that is not specifically directed at the Company, the Evaluation Material or this Agreement.

2.4	Return and Destruction of Evaluation Material. At any time upon the written request of the Company for any reason, you and your Representatives will promptly deliver to the Company or securely destroy all documents furnished to you or your Representatives by or on behalf of the Company pursuant hereto or pursuant to the Prior Agreement without keeping any copies, in whole or part, thereof. In addition, in the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be securely destroyed and no copy thereof shall be retained, and you shall cause one of your authorized officers to deliver to the Company a notice stating that you and your Representatives have complied with all of the requirements of this Section 2.4. Notwithstanding the foregoing, you and your Representatives may retain copies of the Evaluation Material (i) in accordance with policies and procedures implemented by such persons in order to comply with applicable Law, regulation, or professional standards or (ii) to the extent it is backed up on your or their electronic management and communications systems or servers. Notwithstanding the return or the destruction of the Evaluation Material, you and your Representatives will continue to be bound by the confidentiality and other obligations hereunder.

2.5	Ownership of the Evaluation Material. The Evaluation Material shall remain the property of the Company and its disclosure shall not confer on you or any of your Representatives any rights (including intellectual property rights) over the Evaluation Material whatsoever beyond those contained in this Agreement.

2.6	No Publicity. Without your prior consent or as required by Law or except as included in any regulatory filings made in connection with the Transaction, the Company and its Representatives shall not disclose to any other person (other than its Representatives) (i) that this Agreement or the Prior Agreement exists, (ii) that you and the Company have previously considered or are considering a Transaction, (iii) that any investigations, discussions or negotiations have taken place or are taking place between the Company and you concerning a possible Transaction, (iv) that you or your Representatives have requested or received any Evaluation Material, or (v) any of the terms, conditions or other facts or information with respect to such possible Transaction or such investigations, discussions, or negotiations, including the status thereof.

3.	Non-Solicitation; No Contact. In consideration of the Evaluation Material being furnished to you, you agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates will, directly or indirectly, (i) solicit for employment, or hire, any of the current officers or senior management employees of the Company or any of its subsidiaries, without obtaining the prior written consent of the Company or (ii) initiate contact or engage in discussions with any employee, customer or supplier of the Company or any of its subsidiaries (other than your Representatives) in any way regarding the Company or a Transaction without obtaining the prior written consent of the Company, except to the extent that such contact and/or discussions are in the ordinary course of business (including the ability to conduct general market and industry research on a customary "no names" basis, meaning that it does not identify the Company differently than other participants in the Company's industry) and do not in any way reference the Evaluation Material or a Transaction; provided that such ability to contact such persons in the course of ordinary business or in connection with general market and industry research supersedes any requirements described in Section 5. Notwithstanding the foregoing, nothing herein shall restrict or preclude your or your affiliates' right to hire and solicit any such person resulting from generalized searches for employees by use of advertisements or solicitations of employment in any medium or to engage firms to conduct searches, and from hiring employees as a result of any such search, so long as such search firms are not specifically directed by you or such affiliate to target or focus on employees of the Company or any of its subsidiaries, or any employee that contacts you or your affiliates on his or her own initiative without any solicitation by you or your affiliates in breach of this Agreement.

4.	Accuracy of Evaluation Material. You acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and the Company and its Representatives expressly disclaim any and all liability to you or your Representatives or any other person that may be based upon or relate to (i) the use of the Evaluation Material by you or your Representatives or (ii) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Evaluation Material and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to you in a definitive agreement relating to any Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

5.	Information Request Procedures. You agree that all communications regarding the Transaction, requests for additional information in connection with the Transaction, and discussions or questions regarding Transaction procedures, will be submitted or directed only to the Company's financial advisor or other advisors that the Company (acting through the Special Committee of the Board of Directors of the Company) names in writing and under no circumstances will you contact, communicate with or submit information requests regarding the Transaction to any other person without the prior written consent of the Company (acting through the Special Committee of the Board of Directors of the Company). If discussions regarding the Transaction are terminated, you and your Representatives shall promptly cease all such contacts that may have been previously authorized.

6.	Standstill. In consideration of the Evaluation Material being furnished to you, you agree that, until the earlier of (a) a period of one year from the date hereof and (b) the date that the Company executes a definitive written agreement with any third party to consummate a transaction that would result in such third party obtaining a majority of the outstanding number of the Company's voting securities or all or substantially all of the Company's assets (the "Standstill Period"), neither you nor any of your affiliates (as currently defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (nor anyone acting on behalf of any such persons), will (and neither you nor any of your affiliates (nor anyone acting on behalf of any of such persons) will assist, facilitate, provide or arrange financing to others, or encourage others to), directly or indirectly, acting alone or in concert with others, without the prior written consent of the Company (acting through the Special Committee of the Board of Directors of the Company): (i) acquire, or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) or control of any voting securities of the Company, or any rights or options to acquire such securities, securities exchangeable for or convertible into any such securities, or any swaps or derivatives related thereto (collectively, "Securities") or any portion of the bank debt or other obligations of the Company; (ii) offer, propose, make any public announcement with respect to, or offer to enter into, any merger, business combination, recapitalization, consolidation, or other similar extraordinary transaction involving the Company or any of its Securities, bank debt or other obligations; (iii) initiate, seek, propose, make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Securities; (iv) any action which would be reasonably expected to force the Company to make a public announcement regarding any of the types of matters set forth in clauses (i) through (iii) above; (v) publicly make or announce, or otherwise publicly disclose an intent to propose, any demand, request or proposal to amend, waive or terminate any provision of this Agreement, including requesting a waiver or modification of this provision of this paragraph or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

7.	Securities Law Obligations. You understand and acknowledge that you and your Representatives are aware that under certain circumstances, the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell those securities. You also acknowledge that you are not relying on the Company for any legal advice, interpretations or conclusions concerning your obligations and liabilities under applicable securities laws. The agreements contained in this paragraph shall continue in effect, notwithstanding the termination of this Agreement or the return or destruction of any Evaluation Material, for a period of one year following your or your Representatives' receipt of any Evaluation Material.

8.	Miscellaneous.

8.1	Effect of Agreement. You agree that unless and until a final definitive agreement providing for a Transaction has been executed and delivered by the Company and you, neither the Company nor you will be under any legal obligation of any kind whatsoever (including, without limitation, any fiduciary obligations) with respect to such Transaction by virtue of this Agreement except for the matters specifically agreed to herein. For purposes of this Agreement, a "definitive written agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the part of the Company. You acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you or your Representatives, at any time for any reason or no reason and with or without notice to you. You also understand and agree that this Agreement does not limit the Company or its Representatives from entering into negotiations and discussions with another party for a possible transaction in lieu of the Transaction and entering into a definitive agreement with respect thereto without prior notice to you or your Representatives. You also understand and agree that this Agreement does not limit the Company or its Representatives from changing in any way its process for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or your Representatives.

8.2	Waiver; Amendments. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving this Agreement.

8.3	Severability; Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof (including the Prior Agreement). It is understood that the terms of access by you and your Representatives to Evaluation Material contained in any electronic data room or website shall be superseded by the terms of this Agreement to the extent such terms conflict.

8.4	Remedies. It is further understood and agreed that the parties will be irreparably injured by a breach of this Agreement and that money damages will not be a sufficient remedy for any breach of this Agreement and, in addition to all other remedies that such party may have, the such party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or to prevent any potential breach of this Agreement) and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, upon the final, non-appealable order of a court of competent jurisdiction, the non-prevailing party shall be liable for and shall pay to the prevailing party the reasonable legal fees and other out-of-pocket costs incurred by the prevailing party in connection with such litigation, including any appeal therefrom. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the parties.

8.5	Governing Law. This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of New York. In connection with any dispute arising out of this Agreement, each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts located in the State of New York (as that district is defined by the United States District Court system), not to bring any claim regarding such a dispute in any other court, and to waive unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to you at 415 Mission Street, Suite 5700, San Francisco, California 94105 Attn.: General Counsel shall be effective service of process upon receipt for any action, suit or proceeding brought against you in any such court. Each party agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

8.6	Term. This Agreement shall expire and cease to have any force or effect on the second anniversary of the date hereof; provided, however, that Sections 4, 7, and 8 shall survive the term of this Agreement.

8.7	Binding Effect. This Agreement shall inure to the benefit of and be binding upon you, the Company and your and its respective successors and permitted assigns. Without limiting the generality of the foregoing, this Agreement may be enforced directly by each of the subsidiaries of the Company and by any person with whom the Company enters into a Transaction. You may not assign this Agreement without the prior written consent of the Company. The undersigned are duly authorized to bind the respective parties to this Agreement.

8.8	Counterparts. This Agreement may be executed in one or more counterparts (including by way of electronic signature), either in manual or in electronic copy, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed to be an original.

9.	Acknowledgements.

9.1	Other Activities. The Company acknowledges that in the ordinary course of your business, you and your Representatives may pursue, acquire, manage and/or serve on the boards of directors (or equivalent bodies) of companies that may be competitors or potential competitors to the Company. The Company acknowledges that your review of Evaluation Material will inevitably enhance your knowledge and understanding of the Company's industries in a way that cannot be separated from your other knowledge and the Company agrees that this Agreement shall not restrict your use of such overall knowledge and understanding of such industries, including in connection with the purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments. For the avoidance of doubt, (i) nothing in this paragraph shall relieve you or any of your Representatives of any of your obligations under this Agreement and (ii) you agree that any detailed information that you or any of your Representatives may recall from your review of Evaluation Material that can be separated from your or their other knowledge, such as specific information related to pricing or costs, shall not be considered part of your overall general knowledge and understanding.

9.2	Portfolio Companies. Nothing in this Agreement (including the ownership of any securities of the Company) shall be applicable to or binding upon your affiliated investment funds' portfolio companies and they shall not be considered "affiliates" of yours for any purpose under this Agreement; provided that to the extent a portfolio company has been actually provided with Evaluation Material by or on behalf of you, it shall be deemed to be your Representative for purposes of this Agreement. For purposes of clarification, a portfolio company shall not be deemed to have been provided with Evaluation Material as a result of your employees or managing directors, or the employees or managing directors of your affiliated investment funds or related management and advisor entities (collectively, "H&F Personnel"), serving on the board of directors (or equivalent body) of such company; provided that such H&F Personnel do not (a) disclose Evaluation Material to any other directors, officers or employees of such company (excluding other H&F Personnel) or (b) use Evaluation Material in breach of this Agreement for the benefit of such company. Nothing in this Agreement prevents H&F Personnel responsible for a portfolio company from participating in such portfolio company's recruiting and hiring process with respect to any person so long as: (i) you did not bring such person to the attention of such portfolio company or knowingly encourage such portfolio company to target such person, (ii) such portfolio company has not received Evaluation Material, and (iii) no Evaluation Material is used by you or such H&F Personnel in breach of this Agreement in connection with the recruiting and hiring process with respect to such person..

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AT HOME GROUP INC.

By:	/s/ Mary Jane Broussard
Name:	Mary Jane Broussard
Title:	Chief Administrative Officer, General Counsel and Corporate Secretary

Accepted and agreed as of the date first written above:

HELLMAN & FRIEDMAN ADVISORS LLC

By:	/s/ Sheryl L. Rowold
Name:	Sheryl L. Rowold
Title:	Deputy General Counsel

Annex A

[Date]

Hellman & Friedman Advisors LLC

415 Mission Street, Suite 5700

San Francisco, California 94105

Re: At Home Group Inc.

Ladies and Gentlemen:

Reference is made to the agreement, dated as of February [], 2021 (the "Agreement"), by and between At Home Group Inc. (the "Company") and Hellman & Friedman Advisors LLC ("H&F"), attached hereto, whereby H&F agreed to be bound by certain non-disclosure and other restrictions with respect to Evaluation Material and the Company. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

The undersigned hereby acknowledges that it may come into possession of Evaluation Material in connection with the Transaction and, in consideration of receiving Evaluation Material, the undersigned agrees to be bound by the Agreement in accordance with its terms as they expressly apply to Representatives. Without limiting the generality of the foregoing, the undersigned agrees to promptly confirm in writing, at H&F' s request, compliance with Section 2.4 (Return and Destruction of Evaluation Material) of the Agreement.

It is understood that the terms of access by the undersigned to Evaluation Material contained in any electronic data room or website shall be superseded by the understandings and agreements contained herein.

For the avoidance of doubt, Section 3 (Non-solicitation) and Section 6 (Standstill) of the Agreement shall not be applicable to the undersigned.

The Company shall be a third party beneficiary of this letter agreement.

Very truly yours,

[Insert name of Representative]

By:
Name:
Title: